Exhibit 99.1

NECB Earnings Press Release for 12/31/2024:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2024

White Plains, New York, January 29, 2025 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), generated net income of $10.9 million, or $0.83 per basic share and $0.80 per diluted share, for the fourth quarter ended December 31, 2024 compared to net income of $12.1 million, or $0.82 per basic and diluted share, for the fourth quarter ended December 31, 2023. In addition, the Company generated net income of $47.8 million, or $3.64 per basic share and $3.58 per diluted share, for the year ended December 31, 2024 compared to net income of $46.3 million, or $3.32 per basic share and diluted share, for the year ended December 31, 2023.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the challenging high interest rate environment during 2023 that continued into most of 2024, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending in high demand-high absorption areas continues to be our focus.”

Highlights for the fourth quarter and the year ended December 31, 2024 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 2.19%, a return on average shareholders’ equity ratio of 13.80%, and an efficiency ratio of 38.99% for the quarter ended December 31, 2024. For the year ended December 31, 2024, the Company generated a return on average total assets ratio of 2.50%, a return on average shareholders’ equity ratio of 15.83%, and an efficiency ratio of 37.00%.

•	Net interest income increased by $91,000 and $5.6 million, or 0.4% and 5.8%, respectively, for the quarter and year ended December 31, 2024 compared to the same periods in 2023.

•	Our net loans receivable increased by $227.0 million, or 14.3%, to $1.8 billion at December 31, 2024 compared to $1.6 billion at December 31, 2023.

Balance Sheet Summary

Total assets increased $246.2 million, or 14.0%, to $2.0 billion at December 31, 2024, from $1.8 billion at December 31, 2023. The increase in assets was primarily due to increases in net loans of $227.0 million, cash and cash equivalents of $9.6 million, equity securities of $3.9 million, real estate owned of $3.7 million, and other assets of $3.3 million.

Cash and cash equivalents increased $9.6 million, or 14.0%, to $78.3 million at December 31, 2024 from $68.7 million at December 31, 2023. The increase in cash and cash equivalents was a result of an increase in deposits of $270.3 million, partially offset by a decrease in borrowings of $64.0 million, an increase of $227.0 million in net loans, dividends to shareholders of $8.7 million, and stock repurchases of $2.4 million.

Equity securities increased $3.9 million, or 21.5%, to $22.0 million at December 31, 2024 from $18.1 million at December 31, 2023. The increase in equity securities was attributable to the purchase of $4.0 million in equity securities during the second half of 2024, offset by market depreciation of $109,000 due to market interest rate volatility during the year ended December 31, 2024.

Securities held-to-maturity decreased $1.2 million, or 7.8%, to $14.6 million at December 31, 2024 from $15.9 million at December 31, 2023 due to $1.2 million in maturities and pay-downs of various investment securities, partially offset by a decrease of $10,000 in the allowance for credit losses for held-to-maturity securities.

Loans, net of the allowance for credit losses, increased $227.0 million, or 14.3%, to $1.8 billion at December 31, 2024 from $1.6 billion at December 31, 2023. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $656.0 million during the year ended December 31, 2024, consisting primarily of $573.8 million in construction loans with respect to which approximately 36.3% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, during the year ended December 31, 2024, we originated $54.9 million in commercial and industrial loans, $14.0 million in non-residential loans, $12.6 million in multi-family loans, and $600,000 in mixed-use loans. We also originated $9.2 million in letters of credit.

Loan originations during the year ended December 31, 2024 resulted in a net increase of $206.8 million in construction loans, $8.6 million in commercial and industrial loans, $8.3 million in non-residential loans, $7.7 million in multi-family loans, and $409,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases of $3.1 million in mixed-use loans and $1.8 million in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $4.8 million as of December 31, 2024, from $5.1 million as of December 31, 2023. The decrease in the allowance for credit losses related to loans was due to charge-offs totaling $347,000, offset by provision for credit losses totaling $84,000.

Premises and equipment decreased $647,000, or 2.5%, to $24.8 million at December 31, 2024 from $25.5 million at December 31, 2023 primarily due to the depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased $532,000, or 57.3%, to $397,000 at December 31, 2024 from $929,000 at December 31, 2023. The decrease was due primarily to the mandatory redemption of Federal Home Loan Bank stock totaling $630,000 in connection with the maturity of $14.0 million in advances in 2024, offset by purchases of Federal Home Loan Bank stock totaling $98,000 due to the growth of our mortgage loan portfolio.

Bank owned life insurance (“BOLI”) increased $656,000, or 2.6%, to $25.7 million at December 31, 2024 from $25.1 million at December 31, 2023 due to increases in the BOLI cash value.

Accrued interest receivable increased $1.2 million, or 9.5%, to $13.5 million at December 31, 2024 from $12.3 million at December 31, 2023 due to an increase in the loan portfolio.

Real estate owned increased $3.7 million, or 251.6%, to $5.1 million at December 31, 2024 from $1.5 million at December 31, 2023 due to foreclosure of a property, with a book value of $4.4 million, located in the Bronx, New York, offset by charge-offs totaling $689,000 resulting from a decrease in the estimated fair value of a foreclosed property located in Pittsburgh, Pennsylvania.

Right of use assets — operating decreased $565,000, or 12.4%, to $4.0 million at December 31, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Other assets increased $3.3 million, or 40.5%, to $11.3 million at December 31, 2024 from $8.0 million at December 31, 2023 due to increases of $2.8 million in tax assets, $476,000 in suspense accounts, and $6,000 in miscellaneous assets, partially offset by decreases of $40,000 in prepaid expenses and $2,000 in securities receivables.

Total deposits increased $270.3 million, or 19.3%, to $1.7 billion at December 31, 2024 from $1.4 billion at December 31, 2023. The increase in deposits was primarily due to the Bank offering competitive interest rates to attract deposits. This resulted in a shift in deposits whereby certificates of deposit increased $239.7 million, or 31.5%, and NOW/money market accounts increased $98.0 million, or 67.4%, partially offset by decreases in savings account balances of $54.3 million, or 28.2%, and non-interest bearing demand deposits of $14.7 million, or 4.9%.

Federal Reserve Bank borrowings of $50.0 million at December 31, 2023 and Federal Home Loan Bank advances of $14.0 million at December 31, 2023 were paid-off during the year ended December 31, 2024.

Advance payments by borrowers for taxes and insurance decreased $402,000, or 19.9%, to $1.6 million at December 31, 2024 from $2.0 million at December 31, 2023 due primarily to real estate tax payments for borrowers.

Lease liability – operating decreased $517,000, or 11.2%, to $4.1 million at December 31, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Accounts payable and accrued expenses increased $972,000, or 7.2%, to $14.5 million at December 31, 2024 from $13.6 million at December 31, 2023 due primarily to increases in dividends payable and other payables of $856,000 and deferred compensation of $729,000, partially offset by decreases in accrued interest expense of $102,000, suspense account for loan closings of $99,000, and accrued expense of $79,000. The allowance for credit losses for off-balance sheet commitments decreased $333,000, or 32.1%, to $704,000 at December 31, 2024 from $1.0 million at December 31, 2023.

Stockholders’ equity increased $39.7 million, or 14.2% to $319.1 million at December 31, 2024, from $279.3 million at December 31, 2023. The increase in stockholders’ equity was due to net income of $47.8 million for the year ended December 31, 2024, the amortization expense of $2.0 million relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, an increase of $1.3 million in earned employee stock ownership plan shares coupled with a reduction of $475,000 in unearned employee stock ownership plan shares, and an exercise of stock options totaling $14,000, partially offset by dividends paid and declared of $8.7 million, stock repurchases and stock repurchase excise taxes totaling $2.5 million, awarding restricted stock totaling $725,000. and $93,000 in other comprehensive income.

Results of Operations for the Quarter Ended December 31, 2024 and 2023

Net Interest Income

Net interest income was $25.3 million for the quarter ended December 31, 2024, as compared to $25.2 million for the quarter ended December 31, 2023. The increase in net interest income of $92,000, or 0.4%, was primarily due to an increase in interest income that exceeded an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans, interest-bearing deposits, and investment securities, partially offset by a decrease in the average balances of FHLB stock. However, the Federal Reserve’s decrease of interest rates starting in September 2024 impacted the yield on our interest earning assets.

The increase in market interest rates in 2023 that continued until September 2024 also caused an increase in our interest expense. As a result, the increase in interest expense for the quarter ended December 31, 2024 was due to an increase in the cost of funds on our deposits. The increase in interest expense was also due to an increase in the average balances on our certificates of deposits and our interest-bearing demand deposits, offset by a decrease in the average balances on our savings and club deposits and our borrowed money.

Total interest and dividend income increased $3.3 million, or 9.0%, to $40.5 million for the quarter ended December 31, 2024 from $37.1 million for the quarter ended December 31, 2023. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $249.5 million, or 15.0%, to $1.9 billion for the quarter ended December 31, 2024 from $1.7 billion for the quarter ended December 31, 2023, partially offset by a decrease in the yield on interest earning assets by 47 basis points from 8.93% for the quarter ended December 31, 2023 to 8.46% for the quarter ended December 31, 2024.

Interest expense increased $3.3 million, or 27.3%, to $15.2 million for the quarter ended December 31, 2024 from $11.9 million for the quarter ended December 31, 2023. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 20 basis points from 4.14% for the quarter ended December 31, 2023 to 4.34% for the quarter ended December 31, 2024 and an increase in average interest bearing liabilities of  $247.3 million, or 21.5%, to $1.4 billion for the quarter ended December 31, 2024 from $1.2 billion for the quarter ended December 31, 2023.

Our net interest margin decreased 77 basis points, or 12.7%, to 5.29% for the quarter ended December 31, 2024 compared to 6.06% for the quarter ended December 31, 2023. The decrease in the net interest margin was due to an increase in the cost of funds on interest-bearing liabilities and a decrease in the yield on interest-earning assets.

Credit Loss Expense

The Company recorded a credit loss expense of $26,000 for the quarter ended December 31, 2024 compared to a credit loss expense of $205,000 for the quarter ended December 31, 2023. The credit loss expense of $26,000 for the quarter ended December 31, 2024 was comprised of credit loss expense for loans of $230,000 due to charge-offs of $232,000 in unpaid overdrafts in our demand deposit accounts, offset by credit loss expense reduction for off-balance sheet commitments of $204,000 primarily attributable to a decrease in the aggregate unfunded off-balance sheet commitments.

The credit loss expense of $205,000 for the three months ended December 31, 2023 was comprised of credit loss expense for loans of $352,000 and credit loss expense for held-to-maturity investment securities of $6,000, partially offset by credit loss expense reduction for off-balance sheet commitments of $153,000.

With respect to the allowance for credit losses for loans, we charged-off $232,000 during the quarter ended December 31, 2024 as compared to charge-offs of $27,000 during the quarter ended December 31, 2023. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the quarter ended December 31, 2024 and 2023.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2024 was $149,000 compared to non-interest income of $1.4 million for the quarter ended December 31, 2023. The decrease of $1.2 million, or 89.2%, in total non-interest income was primarily due to decreases of $1.2 million in unrealized gain (loss) on equity securities, $115,000 in investment advisory fees, and $12,000 in miscellaneous other non-interest income, partially offset by increases of $40,000 from sale/disposition of fixed assets, $14,000 in BOLI income, and $11,000 in other loan fees and service charges.

The increase in unrealized gain (loss) on equity securities was due to an unrealized loss of $554,000 on equity securities during the quarter ended December 31, 2024 compared to an unrealized gain of $621,000 on equity securities during the quarter ended December 31, 2023. The unrealized loss of $554,000 on equity securities during the quarter ended December 31, 2024 was due to market interest rate volatility during the quarter ended December 31, 2024.

The decrease in investment advisory fees was due to the disposition in January 2024 of the Bank’s assets relating to the Harbor West Wealth Management Group. As a result of the transaction, the Bank no longer generates investment advisory fees.

Regarding the sale/disposition of fixed assets, we recorded gains of $22,000 during the quarter ended December 31, 2024 compared to losses of $18,000 during the quarter ended December 31, 2023.

The increase in BOLI income of $14,000 was due to an increase in the yield on BOLI assets.

The increase of $11,000 in other loan fees and service charges was due to an increase of $24,000 in ATM/debit card/ACH fees and an increase of $2,000 in deposit account fees, partially offset by a decrease of $15,000 in other loan fees and loan servicing fees.

Non-Interest Expense

Non-interest expense increased $688,000, or 7.5%, to $9.9 million for the quarter ended December 31, 2024 from $9.2 million for the quarter ended December 31, 2023. The increase resulted primarily from increases of $444,000 in salaries and employee benefits, $163,000 in real estate owned expense, $108,000 in outside data processing expense, $79,000 in other operating expense, $18,000 in equipment expense, $7,000 in occupancy expense, and $7,000 in advertising expense, partially offset by a decrease of $138,000 in loss on the disposition of the Bank’s assets relating to the Harbor West Wealth Management Group.

Income Taxes

We recorded income tax expense of $4.6 million and $5.1 million for the quarter ended December 31, 2024 and 2023, respectively. For the quarter ended December 31, 2024, we had approximately $205,000 in tax exempt income, compared to approximately $190,000 in tax exempt income for the quarter ended December 31, 2023. Our effective income tax rates were 29.5% for the quarter ended December 31, 2024 and 2023, respectively.

Results of Operations for the Year Ended December 31, 2024 and 2023

Net Interest Income

Net interest income was $102.8 million for the year ended December 31, 2024 as compared to $97.2 million for the year ended December 31, 2023. The increase in net interest income of $5.6 million, or 5.8%, was primarily due to an increase in interest income that exceeded an increase in interest expense.

The increase in interest income is attributable to increases in loans and interest-bearing deposits, partially offset by decreases in investment securities and FHLB stock. The increase in interest income is also attributable to the Federal Reserve’s interest rate increases during 2023 that continued until September 2024. However, the Federal Reserve’s decrease of interest rates starting in September 2024 impacted the yield on our interest earning assets.

The increase in market interest rates in 2023 that continued until September 2024 also caused an increase in our interest expense. As a result, the increase in interest expense for the year ended December 31, 2024 was due to an increase in the cost of funds on our deposits and borrowed money. The increase in interest expense was also due to increases in the average balances on our certificates of deposits, our interest-bearing demand deposits, and our borrowed money, offset by a decrease in the average balance of our savings and club deposits.

Total interest and dividend income increased $27.5 million, or 20.8%, to $160.0 million for the year ended December 31, 2024 from $132.5 million for the year ended December 31, 2023. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $312.3 million, or 20.6%, to $1.8 billion for the year ended December 31, 2024 from $1.5 billion for the year ended December 31, 2023 and an increase in the yield on interest earning assets by two basis points from 8.73% for the year ended December 31, 2023 to 8.75% for the year ended December 31, 2024.

Interest expense increased $21.9 million, or 62.1%, to $57.2 million for the year ended December 31, 2024 from $35.3 million for the year ended December 31, 2023. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 77 basis points from 3.58% for the year ended December 31, 2023 to 4.35% for the year ended December 31, 2024, and an increase in average interest bearing liabilities of $328.9 million, or 33.3%, to $1.3 billion for the year ended December 31, 2024 from $986.3 million for the year ended December 31, 2023.

Net interest margin decreased 79 basis points, or 12.3%, for the year ended December 31, 2024 to 5.62% compared to 6.41% for the year ended December 31, 2023.

Credit Loss Expense

The Company recorded a credit loss expense reduction totaling $260,000 for the year ended December 31, 2024 compared to a credit loss expense totaling $972,000 for the year ended December 31, 2023. The credit loss expense reduction of $260,000 for the year ended December 31, 2024 was comprised of a credit loss expense reduction for off-balance sheet commitments of $334,000 and a credit loss expense reduction for held-to-maturity investment securities of $10,000, offset by a credit loss expense for loans of $84,000.

The credit loss expense reduction for off-balance sheet commitments of $334,000 for the year ended December 31, 2024 was primarily attributed to a reduction of $157.6 million in the level of off-balance sheet commitments. The credit loss expense reduction for held-to-maturity investment securities of $10,000 for the year ended December 31, 2024 was primarily attributed to a reduction of $708,000 in the level of applicable held-to-maturity investment securities.

The credit loss expense for loans of $84,000 for the year ended December 31, 2024 was primarily attributed to charge-offs totaling $347,000, partially offset by favorable trends in the economy.

The credit loss expense of $972,000 for the year ended December 31, 2023 was comprised of credit loss expense for loans of $1.5 million and credit loss expense for held-to-maturity investment securities of $5,000, partially offset by a credit loss expense reduction for off-balance sheet commitments of $548,000.

We charged-off $347,000 during the year ended December 31, 2024 as compared to charge-offs of $313,000 during the year ended December 31, 2023. The charge-offs of $347,000 during the year ended December 31, 2024 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $312,000 during the year ended December 31, 2023 were comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party at a loss of $159,000. The remaining charge-offs of $153,000 for the 2023 period were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the year ended December 31, 2024 and 2023.

Non-Interest Income

Non-interest income for the year ended December 31, 2024 was $2.8 million compared to non-interest income of $3.7 million for the year ended December 31, 2023. The decrease of $960,000, or 25.6%, in total non-interest income was primarily due to decreases of $458,000 in investment advisory fees, $403,000 in unrealized gains (losses) on equity securities, and $357,000 in BOLI income, partially offset by increases of $207,000 in other loan fees and service charges, $40,000 from sale/disposition of fixed assets, and $11,000 in miscellaneous other non-interest income.

The decrease in investment advisory fees was due to the disposition in January 2024 of the Bank’s assets relating to the Harbor West Wealth Management Group. As a result of the transaction, the Bank no longer generates investment advisory fees. The decrease in unrealized gain (loss) on equity securities was due to an unrealized loss of $109,000 on equity securities during the year ended December 31, 2024 compared to an unrealized gain of $294,000 on equity securities during the year ended December 31, 2023. The unrealized loss of $109,000 on equity securities during the 2024 period was due to market interest rate volatility during the year ended December 31, 2024.

The decrease in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 in the year ended December 31, 2023.

The increase of $207,000 in other loan fees and service charges was due to increases of $148,000 in other loan fees and loan servicing fees, $51,000 in ATM/debit card/ACH fees, and $7,000 in deposit account fees.

Regarding the sale/disposition of fixed assets, we recorded gains of $22,000 during the year ended December 31, 2024 compared to losses of $18,000 during the year ended December 31, 2023.

Non-Interest Expense

Non-interest expense increased $3.8 million, or 10.9%, to $39.1 million for the year ended December 31, 2024 from $35.2 million for the year ended December 31, 2023. The increase resulted primarily from increases of $2.1 million in salaries and employee benefits, $879,000 in other operating expense, $638,000 in real estate owned expense, $394,000 in outside data processing expense, and $233,000 in occupancy expense, partially offset by decreases of $165,000 in equipment expense, $138,000 in loss on the disposition of the Bank’s assets relating to the Harbor West Wealth Management Group, and $103,000 in advertising expense.

Income Taxes

We recorded income tax expense of $19.0 million and $18.5 million for the year ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, we had approximately $802,000 in tax exempt income, compared to approximately $1.1 million in tax exempt income for the year ended December 31, 2023. The decrease in tax exempt income was due to two death claims totaling $1.8 million on BOLI policies during the year ended December 31, 2023. Our effective income tax rates were 28.4% and 28.5% for the year ended December 31, 2024 and 2023, respectively.

Asset Quality

Non-performing assets were $5.1 million at December 31, 2024 compared to $5.8 million at December 31, 2023. At December 31, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. We successfully foreclosed on these two loans on October 21, 2024 and the balances were transferred to foreclosed real estate. As a result, at December 31, 2024, we had two non-performing assets consisting of two foreclosed properties, with one foreclosed property totaling $4.4 million located in the Bronx, New York and one foreclosed property totaling $767,000 located in Pittsburgh, Pennsylvania.

Our ratio of non-performing assets to total assets remained low at 0.25% at December 31, 2024 as compared to 0.33% at December 31, 2023.

The Company’s allowance for credit losses related to loans was $4.8 million, or 0.27% of total loans as of December 31, 2024, compared to $5.1 million, or 0.32% of total loans, as of December 31, 2023. Based on a review of the loans that were in the loan portfolio at December 31, 2024, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at December 31, 2024, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $704,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 15.87% as of December 31, 2024. At December 31, 2024, the Company had the ability to borrow $834.7 million from the Federal Reserve Bank of New York, $18.2 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of December 31, 2024, the Bank had a tier 1 leverage capital ratio of 14.76% and a total risk-based capital ratio of 14.04%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. As of December 31, 2024, the Company had repurchased 1,091,174 shares of common stock under its second repurchase program, at a cost of $17.2 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	December 31,
	2024	2023
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$13,700	$13,394
Interest-bearing deposits	64,559	55,277
Total cash and cash equivalents	78,259	68,671
Certificates of deposit	100	100
Equity securities	21,994	18,102
Securities held-to-maturity ( net of allowance for credit losses of $126 and $136, respectively )	14,616	15,860
Loans receivable	1,813,647	1,586,721
Deferred loan (fees) costs, net	(49)	176
Allowance for credit losses	(4,830)	(5,093)
Net loans	1,808,768	1,581,804
Premises and equipment, net	24,805	25,452
Investments in restricted stock, at cost	397	929
Bank owned life insurance	25,738	25,082
Accrued interest receivable	13,481	12,311
Real estate owned	5,120	1,456
Property held for investment	1,370	1,407
Right of Use Assets – Operating	4,001	4,566
Right of Use Assets – Financing	347	351
Other assets	11,302	8,044
Total assets	$2,010,298	$1,764,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$287,135	$300,184
Interest bearing	1,383,240	1,099,852
Total deposits	1,670,375	1,400,036
Advance payments by borrowers for taxes and insurance	1,618	2,020
Borrowings	-	64,000
Lease Liability – Operating	4,108	4,625
Lease Liability – Financing	609	571
Accounts payable and accrued expenses	14,530	13,558
Total liabilities	1,691,240	1,484,810

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,016,254 shares and 14,144,856 shares outstanding, respectively	140	142
Additional paid-in capital	110,091	109,924
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,088)	(6,563)
Retained earnings	214,691	175,505
Accumulated other comprehensive income	224	317
Total stockholders’ equity	319,058	279,325
Total liabilities and stockholders’ equity	$2,010,298	$1,764,135

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
			(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$39,081	$35,660	$153,902	$127,486
Interest-earning deposits	1,144	1,257	5,202	4,143
Securities	247	209	909	859
Total Interest Income	40,472	37,126	160,013	132,488
INTEREST EXPENSE:
Deposits	15,160	11,131	55,619	34,181
Borrowings	5	779	1,564	1,078
Financing lease	9	10	38	38
Total Interest Expense	15,174	11,920	57,221	35,297
Net Interest Income	25,298	25,206	102,792	97,191
Provision for (reversal of) credit loss	26	205	(260)	972
Net Interest Income after Provision for (Reversal of) Credit Loss	25,272	25,001	103,052	96,219
NON-INTEREST INCOME:
Other loan fees and service charges	485	474	2,098	1,891
Gain (loss) on disposition of equipment	22	(18)	22	(18)
Earnings on bank owned life insurance	170	156	656	1,013
Investment advisory fees	-	115	-	458
Realized and unrealized (loss) gain on equity securities	(554)	621	(109)	294
Other	26	38	116	105
Total Non-Interest Income	149	1,386	2,783	3,743
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,204	4,760	20,942	18,839
Occupancy expense	712	705	2,828	2,595
Equipment	229	211	890	1,055
Outside data processing	680	572	2,604	2,210
Advertising	108	101	418	521
Loss on disposition of business	-	138	-	138
Real estate owned expense	204	41	731	93
Other	2,785	2,706	10,649	9,770
Total Non-Interest Expenses	9,922	9,234	39,062	35,221
INCOME BEFORE PROVISION FOR INCOME TAXES	15,499	17,153	66,773	64,741
PROVISION FOR INCOME TAXES	4,566	5,052	18,982	18,465
NET INCOME	$10,933	$12,101	$47,791	$46,276

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.83	$0.82	$3.64	$3.32
Earnings per share - diluted	0.80	0.82	3.58	3.32
Weighted average shares outstanding - basic	13,132	14,720	13,136	13,930
Weighted average shares outstanding - diluted	13,582	14,778	13,359	13,936
Performance ratios/data:
Return on average total assets	2.19%	2.77%	2.50%	2.90%
Return on average shareholders' equity	13.80%	17.49%	15.83%	17.09%
Net interest income	$25,298	$25,206	$102,792	$97,191
Net interest margin	5.29%	6.06%	5.62%	6.41%
Efficiency ratio	38.99%	34.72%	37.00%	34.90%
Net charge-off ratio	0.05%	0.01%	0.02%	0.02%

Loan portfolio composition:	December 31, 2024	December 31, 2023
One-to-four family	$3,472	$5,252
Multi-family	206,606	198,927
Mixed-use	26,571	29,643
Total residential real estate	236,649	233,822
Non-residential real estate	29,446	21,130
Construction	1,426,167	1,219,413
Commercial and industrial	119,736	111,116
Consumer	1,649	1,240
Gross loans	1,813,647	1,586,721
Deferred loan (fees) costs, net	(49)	176
Total loans	$1,813,598	$1,586,897
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	4,385
OREO property	5,120	1,456
Total non-performing assets	$5,120	$5,841

Allowance for credit losses to total loans	0.27%	0.32%
Allowance for credit losses to non-performing loans	0.00%	116.15%
Non-performing loans to total loans	0.00%	0.28%
Non-performing assets to total assets	0.25%	0.33%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	13.92%	13.43%
Common equity tier 1 capital to risk-weighted assets	13.65%	13.10%
Tier 1 capital to risk-weighted assets	13.65%	13.10%
Tier 1 leverage ratio	14.44%	14.43%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended December 31, 2024			Quarter Ended December 31, 2023
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,784,920	$39,081	8.76%	$1,545,446	$35,660	9.23%
Securities	36,817	232	2.52%	33,124	188	2.27%
Federal Home Loan Bank stock	455	15	13.19%	929	21	9.04%
Other interest-earning assets	90,279	1,144	5.07%	83,436	1,257	6.03%
Total interest-earning assets	1,912,471	40,472	8.46%	1,662,935	37,126	8.93%
Allowance for credit losses	(4,833)			(4,771)
Non-interest-earning assets	92,422			87,557
Total assets	$2,000,060			$1,745,721

Interest-bearing demand deposit	$233,112	$2,198	3.77%	$118,691	$1,026	3.46%
Savings and club accounts	137,295	767	2.23%	206,120	1,404	2.72%
Certificates of deposit	1,026,433	12,195	4.75%	758,928	8,701	4.59%
Total interest-bearing deposits	1,396,840	15,160	4.34%	1,083,739	11,131	4.11%
Borrowed money	1,293	14	4.33%	67,049	789	4.71%
Total interest-bearing liabilities	1,398,133	15,174	4.34%	1,150,788	11,920	4.14%
Non-interest-bearing demand deposit	263,711			298,739
Other non-interest-bearing liabilities	21,428			19,449
Total liabilities	1,683,272			1,468,976
Equity	316,788			276,745
Total liabilities and equity	$2,000,060			$1,745,721

Net interest income / interest spread		$25,298	4.12%		$25,206	4.79%
Net interest rate margin			5.29%			6.06%
Net interest earning assets	$514,338			$512,147
Average interest-earning assets
to interest-bearing liabilities	136.79%			144.50%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,701,079	$153,902	9.05%	$1,401,492	$127,486	9.10%
Securities	34,765	839	2.41%	37,819	777	2.05%
Federal Home Loan Bank stock	677	70	10.34%	984	82	8.33%
Other interest-earning assets	92,610	5,202	5.62%	76,542	4,143	5.41%
Total interest-earning assets	1,829,131	160,013	8.75%	1,516,837	132,488	8.73%
Allowance for credit losses	(4,940)			(4,676)
Non-interest-earning assets	90,675			84,287
Total assets	$1,914,866			$1,596,448

Interest-bearing demand deposit	$209,993	$8,498	4.05%	$93,426	$2,459	2.63%
Savings and club accounts	154,430	3,799	2.46%	248,755	6,777	2.72%
Certificates of deposit	917,665	43,322	4.72%	615,124	24,945	4.06%
Total interest-bearing deposits	1,282,088	55,619	4.34%	957,305	34,181	3.57%
Borrowed money	33,117	1,602	4.84%	29,007	1,116	3.85%
Total interest-bearing liabilities	1,315,205	57,221	4.35%	986,312	35,297	3.58%
Non-interest-bearing demand deposit	277,957			322,185
Other non-interest-bearing liabilities	19,739			17,139
Total liabilities	1,612,901			1,325,636
Equity	301,965			270,812
Total liabilities and equity	$1,914,866			$1,596,448

Net interest income / interest spread		$102,792	4.40%		$97,191	5.15%
Net interest rate margin			5.62%			6.41%
Net interest earning assets	$513,926			$530,525
Average interest-earning assets
to interest-bearing liabilities	139.08%			153.79%